UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 23, 2015

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Waters Corporation has entered into an amendment, the FIRST AMENDMENT dated as of April 23, 2015 (the “Amendment”), to the CREDIT AGREEMENT dated as of June 25, 2013, among WATERS CORPORATION, a Delaware corporation (the “Company”); the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent and J.P. MORGAN EUROPE LIMITED, as London Agent (as amended by the Amendment, the “Credit Agreement”).

Under the terms of the Amendment, the parties have agreed principally (i) to increase the revolving commitments from $1.1 billion to $1.3 billion, (ii) to extend the maturity of the Loans and other obligations under the Credit Agreement from June 25, 2018 until April 23, 2020, (iii) to provide for certain changes in the interest rate margins and fees under the Credit Agreement, as follows: (x) for Alternate Base Rate loans, the interest rate margin based upon Waters Corporation’s leverage ratio was amended to range between 0 basis points and 17.5 basis points, as compared to the previous range of between 0 basis points and 12.5 basis points, (y) for Adjusted LIBO Rate or LIBO Rate borrowings, the interest rate margin based upon Waters Corporation’s leverage ratio, was amended to range between 80 basis points and 117.5 basis points, as compared to the previous range which was between 75 basis points and 112.5 basis points and (z) the facility fee based upon Waters Corporation’s leverage ratio, was amended to range between 7.5 basis points and 20 basis points, as compared to the previous range which was between 12.5 basis points and 25 basis points, and (iv) to amend certain other provisions of the Credit Agreement to reflect current market practices. Except as modified by the Amendment, all of the representations and warranties, affirmative and negative covenants, events of default and other terms of the Credit Agreement, as in effect prior to the Amendment, remain in effect.

As of April 23, 2015, the total amount outstanding under the Credit Agreement prior to the Amendment equaled approximately $1,012 million, of which $300 million was outstanding under the term loan facility, $710 million was outstanding under the revolving credit facility, and $2 million was outstanding under the letter of credit facility. These amounts remain outstanding under the Credit Agreement and the Company plans to use the future borrowings for general corporate purposes as provided for under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: April 24, 2015	By:	/s/ Eugene G. Cassis
	Name:	Eugene G. Cassis
	Title:	Corporate Vice President and Chief Financial Officer